As filed with the Securities and Exchange Commission on January 11, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ARTISTdirect, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4760230
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

10900 Wilshire Boulevard, Suite 1400
Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

Non-Plan Employee Stock Option Agreements
Consultant Stock Plan

(Full title of the plan)

Robert N. Weingarten
Chief Financial Officer
ARTISTdirect, Inc.
10900 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024

(Name and address of agent for service)

(310) 443-5360

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum		Proposed maximum
Title of Securities to	Amount to be	offering price per		aggregate offering		Amount of
be registered	registered	share		price		registration fee
Common Stock	500,000	$0.26	(1)	$130,000.00	(1)	$15.31
Common Stock	259,659	$0.85	(2)	220,710.15	(2)	25.98
Common Stock	120,000	$0.50	(2)	60,000.00		7.06
Common Stock	10,000	$0.50	(2)	5,000.00		0.59
Common Stock	10,000	$0.50	(2)	5,000.00		0.59
Total	899,659	—		$420,764.68		$49.53

(1) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on January 11, 2005, as reported on the OTC Electronic Bulletin Board.

(2) Calculated in accordance with Rule 457(g).

PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 5
EXHIBIT 10.3
EXHIBIT 10.4
EXHIBIT 10.5
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 23.3
EXHIBIT 23.4

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents are hereby incorporated by reference into this registration statement:

          (a) The Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed by the registrant with the Securities and Exchange Commission (the “Commission”) on May 17, 2004 (the “2003 Annual Report”) and Amendment No. 1 to the 2003 Annual Report on Form 10-K/A, filed by the registrant with the Commission on June 1, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

          (b) The Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed by the registrant with the Commission on November 19, 2004.

          (c) The Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed by the registrant with the Commission on August 20, 2004.

          (d) The Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed by the registrant with the Commission on June 8, 2004.

          (e) The Current Reports on Form 8-K filed by the registrant with the Commission on October 22, 2004, October 25, 2004, November 29, 2004 and December 1, 2004, respectively.

          (f) In addition, all documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

          Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

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Item 5. Interests of Named Experts and Counsel.

          Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement, but do not currently own any shares.

Item 6. Indemnification of Directors and Officers.

          As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

          In addition, our Certificate of Incorporation and our Bylaws provide that we must, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify our directors, officers and employees, and persons serving, at our request, in such capacities in other business enterprises including, for example, our subsidiaries, including those circumstances in which indemnification would otherwise be discretionary.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          A list of exhibits required to be filed as part of this S-8 registration statement is set forth in the Index to Exhibits, which immediately precedes such exhibits, and is incorporated herein by reference.

Item 9. Undertakings.

          (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities

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Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on January 11, 2005.

ARTISTdirect, Inc. (Registrant)

By:	/s/ JONATHAN V. DIAMOND

Jonathan V. Diamond Chief Executive Officer

     We, the undersigned directors and/or officers of the registrant, do hereby constitute and appoint Jonathan V. Diamond and Robert N. Weingarten and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated: January 11, 2005	/s/ FREDERICK W. FIELD

Frederick W. Field
Chairman of the Board of Directors

Dated: January 11, 2005	/s/ JONATHAN V. DIAMOND

Jonathan V. Diamond
Chief Executive Officer
(Principal Executive Officer)

Dated: January 11, 2005	/s/ ROBERT N. WEINGARTEN

Robert N. Weingarten
Chief Financial Officer
(Principal Financial and Accounting
Officer)

Dated: January 11, 2005	/s/ ERIC PULIER

Eric Pulier
Director

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INDEX TO EXHIBITS

Exhibit Number	Description

5.	Opinion regarding legality (1)

10.1	Notice of Grant of Stock Option dated September 29, 2003 by and between the Registrant and Jonathan V. Diamond (2)

10.2	Stock Option Agreement dated March 29, 2004 by and between the Registrant and Robert N. Weingarten (3)

10.3	Stock Option Agreement dated January 9, 2004 by and between the Registrant and Keith K. Yokomoto (1)

10.4	Stock Option Agreement dated August 31, 2004 by and between the Registrant and Everett Wallace (1)

10.5	2004 Consultant Stock Plan (1)

23.1	Consent of Gumbiner Savett Inc., independent registered public accounting firm, regarding ARTISTdirect, Inc. (1)

23.2	Consent of KPMG LLP, independent registered public accounting firm, regarding ARTISTdirect, Inc. (1)

23.3	Consent of Gumbiner Savett Inc., independent registered public accounting firm, regarding ARTISTdirect Records, LLC (1)

23.4	Consent of KPMG LLP, independent registered public accounting firm, regarding ARTISTdirect Records, LLC (1)

23.5	Consent of Richardson & Patel LLP (included in Exhibit 5)

(1)	Filed herewith.

(2)	Filed with the Registrant’s Form 10-Q for the quarterly period ended September 30, 2003

(3)	Filed with the Registrant’s Form 10-Q for the quarterly period ended June 30, 2004